                                                                   EXHIBIT 10.74

                     POLICY AND LOSS PORTFOLIO TRANSFER
                      ASSUMPTION REINSURANCE AGREEMENT

                                   between

                    NATIONAL ALLIANCE FOR RISK MANAGEMENT
                          GROUP SELF-INSURERS' FUND

                     (Hereinafter referred to as "Fund")

                                     and

                     RISCORP NATIONAL INSURANCE COMPANY

                (Hereinafter referred to as the "Reinsurer")

                      POLICY AND LOSS PORTFOLIO TRANSFER
                       ASSUMPTION REINSURANCE AGREEMENT
                 (Hereinafter referred to as the "Agreement")

                                   between

                    NATIONAL ALLIANCE FOR RISK MANAGEMENT
                          GROUP SELF-INSURERS' FUND

                     (Hereinafter referred to as "Fund")

                                     and

                     RISCORP NATIONAL INSURANCE COMPANY

                (Hereinafter referred to as the "Reinsurer")

                        ARTICLE 1 - BUSINESS COVERED

     A. The Reinsurer assumes by assumption reinsurance the Policies and the liability to pay all losses, including loss adjustment expenses, covered by Policies issued by the Fund prior to June 14, 1996, to all policyholders, including all existing and incurred but not reported ("IBNR") claims covered by the Policies (hereinafter "Reinsured Claims"), subject to the terms and conditions contained herein.

     B. The term "Policies" shall mean all binders, policies, contracts, certificates and other obligations, whether oral or written, of insurance issued by the Fund to its member employers. It is understood and agreed that the Reinsurer is bound by all the terms and conditions of the Fund's Policies as if the Policies had been issued by the Reinsurer.

     C. The Fund hereby transfers to the Reinsurer all rights the Fund may have now or in the future under or with respect to the Policies, including, without limitation, the right to collect and adjust premiums, adjust and settle claims, deny coverage, rescind policies, etc.

                         ARTICLE 2 - EFFECTIVE DATE

     This Agreement shall be effective as of 12:01 a.m., Eastern Standard Time, June 14, 1996.

                       ARTICLE 3 - REINSURANCE PREMIUM

     The Fund shall pay a premium equal to the sum of all of its assets as of the Effective Date (as listed on Schedule A attached hereto) to the Reinsurer in accordance with the following terms and conditions. However, Reinsurer acknowledges that policyholders of the Fund have the right under North
Carolina law not to accept the transfer of their Policies and/or obligations under the policies to the Reinsurer, and that the reinsurance premium payable hereunder will be affected by the number of policyholders who do not accept the transfer. Prior to the Effective Date, the Fund shall deliver to the Reinsurer a schedule of the specific investments and assets which the Fund will use to pay the premium. All investments shall be listed on the schedule at fair market value. As of the Effective Date, the Fund shall transfer all scheduled investments and assets to the Reinsurer and shall execute all documents necessary to effectuate such transfer.

       ARTICLE 4 - COOPERATION AMONG PARTIES; TRANSFER OF DOCUMENTS

     A. The parties hereto agree to act in good faith and cooperate with each other in effecting the assumption of the Reinsured Claims provided for in this Agreement. The parties shall take all actions necessary to assist each other in obtaining all regulatory approvals or responding to information requests of those insurance regulatory authorities asserting jurisdiction over the transactions herein described.

     B. Upon demand by, and in accordance with instructions of the Reinsurer, the Fund shall deliver originals or copies of all policy records and claim files pertaining to the Reinsured Claims and all other files and records incidental to the Reinsured Claims as are necessary for the Reinsurer to perform its obligations under this Agreement. The Reinsurer shall retain all policy records, claim files, and other documents received by it from the Fund as required by applicable law. Upon reasonable notice, each of the Reinsurer and the Fund will be entitled to reasonable access to the books and records of the other party at any reasonable time, but only to the extent such materials pertain to the business assumed and reinsured under this Agreement. Each party will pay its own expenses associated with any such review of the books and records. The Fund will retain as its property its original corporate records, including, without limitation, articles of incorporation, bylaws, minute books, and certificate of authority; provided, however, that the Fund shall provide the Reinsurer with copies of all such documents upon the effective date hereof

     C. Whenever the Fund receives any payments or communications, including notices of claims and proofs of loss, pertaining to the Reinsured Claims, it will forward such payments and communications promptly to the Reinsurer.

                      ARTICLE 5 - NOTICE OF ASSUMPTION

     As soon as practicable after the Effective Date, the Fund will deliver or cause its agents to deliver to the named insureds under the Policies an appropriate notice of transfer/assumption substantially in the form attached hereto. The Reinsurer will take all other necessary actions to assume the Reinsured Claims. The Fund will cooperate fully with the Reinsurer in implementing such assumption, including, without limitation, executing any document reasonably necessary to evidence the completion of the transactions contemplated by this Agreement.

                ARTICLE 6 - ADMINISTRATION AND CLAIM PAYMENTS

     A. From and after the Effective Date, the Reinsurer will be solely liable for the administration and disposition of all aspects of the Reinsured Claims assumed by the Reinsurer including, without limitation, the defense, adjustment, settlement, and payment of all losses and expenses arising under or relating to the Reinsured Claims. The Fund hereby grants and assigns to the Reinsurer full authority to administer such losses, claims, expenses, defenses, adjustments, settlements, and payments, and such matters will be under the Reinsurer's control and within its discretion. The Reinsurer will bear all expenses and costs incurred by it in connection with the administration and disposition of such losses, claims, expenses, defenses, adjustments, settlements, and payments.

     B. The Fund will cause all information and notices regarding the Reinsured Claims actually received by the Fund after the Effective Date to be promptly reported to the Reinsurers or the Reinsurer's designated representative. The Fund also will undertake any reasonable arrangements deemed necessary by the Reinsurer to ensure that all notices received by the Fund after the Effective Date in connection with the Reinsured Claims are promptly delivered to the Reinsurer.

     C. All losses and similar items regarding the Reinsured Claims that the Reinsurer determines to be payable will be paid directly and promptly by the Reinsurer.

                           ARTICLE 7 - ASSESSMENTS

     In the event that an assessment is made against any present or former policyholders of the Fund pursuant to the North Carolina General Statutes, the Reinsurer agrees to pay the full assessment on behalf of said policyholders.
By this undertaking, the Reinsurer and the Fund expressly intend to benefit as third party beneficiaries all present and former policyholders of the Fund, and the Reinsurer agrees to be subject to suit by any policyholder as set out in
Article 8.

                ARTICLE 8 - DIRECT SUIT AGAINST THE REINSURER

     The Reinsurer hereby covenants and agrees that it may be sued for its actions after the Effective Date, in its own name, by insureds under the Policies.

                         ARTICLE 9 - INDEMNIFICATION

     The Reinsurer agrees to defend, protect, indemnify and hold harmless the Fund and its successors or assigns, against any liability, claim, loss or damage, including punitive damages, arising under or out of any of the Reinsured Claims reinsured hereunder or the transactions contemplated by this Agreement.

                 ARTICLE 10 - EXTRA CONTRACTUAL OBLIGATIONS


     The Reinsurer shall also be responsible for any Extra Contractual Obligation losses assessed against the Fund or the Reinsurer. Such losses are defined as those liabilities (whether they constitute compensatory, incidental, exemplary or punitive damages not covered under any other provision of this Agreement and which arise from the handling of any Reinsured Claim, such liabilities arising out of, but not limited to, the following: failure to settle within the policy limit or by reason of alleged or actual negligence, coverage denial, fraud or bad check in rejecting an offer of settlement, in the preparation of the defense or in the trial of any action against an insured or in the preparation or prosecution of an appeal consequent upon such action.

                  ARTICLE 11 - REQUIRED REGULATORY APPROVAL

     This Agreement remains subject to the approval of the North Carolina Department of Insurance. The Fund and the Reinsurer shall take all steps necessary to obtain requisite regulatory approval of this Agreement and the transaction described herein.

            ARTICLE 12 - SUBROGATION AND REINSURANCE RECEIVABLES

     A. In the event of the payment of any loss by the Reinsurer under this Agreement, the Reinsurer shall be subrogated, to the extent of such payment, to all of the rights of the Fund against any person or entity legally responsible for the loss. The Reinsurer is hereby authorized and empowered to bring any appropriate action in its own name or in the name of the Fund to enforce such rights.

     B. Any payments received by or due to the Fund from any reinsurer of the Fund which is payable on a Reinsured Claim shall become the property of and paid to the Reinsurer. If any payment is received by the Fund which is to be credited to the Reinsurer under or with respect to any of the Reinsured Claims, the Fund will immediately endorse (without warranty or recourse) and deliver to the Reinsurer such checks, drafts, or money intended as such payment, and until delivery of such items to the Reinsurer, the Fund will treat any such checks, drafts, or money as the property of the Reinsurer held for the account of the Reinsurer. The Reinsurer and the Fund will each use all commercially reasonable efforts to cause the transfer and assignment (as of the Effective Date) to the Reinsurer of all of the Fund's rights, interests, and obligations under the Fund's reinsurance agreements, if any, covering the risks, liabilities, and obligations of the Fund under or with respect to the Reinsured Claims, including, without limitation, obtaining any necessary consents or approvals to such transfer and assignment by the reinsurers under any such reinsurance agreements effective as of the Effective Date. Any failure to receive the consents referred to herein will not relieve or diminish in any manner the Reinsurer's obligations under this Agreement.

     C. The Reinsurer shall be authorized and entitled to file and pursue the collection of claims against the State of North Carolina, Second Injury Fund, arising out of or resulting from Reinsured Claims (hereinafter "SIF Claims"); to pursue the collection of SIF Claims filed by the Fund prior to the Effective Date; and to collect, receive, and retain any monies paid in settlement or satisfaction of any SIF Claims filed by either the Reinsurer or the Fund.

                      ARTICLE 13 - ERRORS OR OMISSIONS

     Inadvertent delays, errors, or omissions made in connection with this Agreement or any transaction hereunder will not relieve either party from any liability that would otherwise have attached had such delay, error, or omission not occurred. Regardless, the responsible party will rectify each such delay, error, or omission as promptly as practicable after discovery.

                          ARTICLE 14 - ARBITRATION

     A. Any dispute or other matter in question between the Fund and the Reinsurer arising out of or relating to the formation, interpretation, performance, or breach of this Agreement, whether such dispute arises before or after termination of this Agreement, shall be settled by arbitration if the parties are unable to resolve the dispute through negotiation. Arbitration shall be initiated by the delivery of a written notice of demand for arbitration by one party to the other.

     B. Each party shall appoint an individual as arbitrator and the two so appointed shall then appoint a third arbitrator. If either party refuses or neglects to appoint an arbitrator within sixty (60) days of receipt of a written notice of demand for arbitration, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, each of the arbitrators shall nominate three individuals. Each arbitrator shall then decline two of the nominations presented by the other arbitrator. The third arbitrator shall then be chosen from the remaining two nominations by drawing lots. The arbitrators shall be active or former officers of insurance or reinsurance companies; the arbitrators shall not have a personal or financial interest in the result of the arbitration.

     C. The arbitration hearings shall be held in Charlotte, North Carolina, or such other place as may be mutually agreed. Each party shall submit its case to the arbitrators within sixty (60) days of the selection of the third arbitrator or within such longer period as may be agreed by the arbitrators. The arbitrators shall not be obliged to follow judicial formalities or the rules of evidence except to the extent required by governing law, that is, the state law of the situs of the arbitration as herein agreed; they shall make their decisions according to the practice of the reinsurance business. The decision rendered by a majority of the arbitrators shall be final and binding on both parties. Such decision shall be a condition precedent to any right of legal action arising out of the arbitrated dispute which either party may have against the other. Judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     D. Each party shall pay the fee and expenses of its own arbitrator and attorneys and one-half of the fees and expenses of the third arbitrator. All other expenses of the arbitration shall be equally divided between the parties.

     E. Except as provided above, arbitration shall be based, insofar as applicable, upon the Commercial Arbitration Rules of the American Arbitration Association.

                     ARTICLE 15 - HONORABLE UNDERTAKING

     This Agreement shall be construed as an honorable undertaking between the parties hereto not to be defeated by technical legal constructions, it being the intention of this Agreement that the fortunes of the Reinsurer shall in all cases follow the fortunes of the Fund.



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



                        ARTICLE 16 - TAX NEUTRALITY

     The parties to the Agreement contemplate that as a result of or concurrent with the transfer of assets and liabilities contemplated hereby, the Fund shall become entitled to a refund of certain taxes, and that the Reinsurer shall sustain a corresponding tax liability. Accordingly, and in order to render the transaction tax-neutral as to such refund, the Fund hereby disavows any right to collect any tax refund to which it currently is or may become entitled, and assigns its rights to any such tax refund to the Reinsurer.

                       ARTICLE 17 - GENERAL PROVISIONS

     A. Successors and Assigns. This Agreement shall inure to the benefit of and bind the Fund and its successors and assigns and the Reinsurer and its successors and assigns. Neither this Agreement nor any right hereunder nor any part hereof may be assigned by any party hereto without the prior written consent of the other party hereto. Prior to any such assignment, the consent of all necessary regulatory authorities must be obtained.

     B. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina (without giving effect to principles of conflicts of laws) applicable to a contract executed and to be performed in such state.

     C. Entire Agreement. This Agreement supersedes all prior discussions and agreements between, and contains the sole and entire agreement between the Fund and the Reinsurer with respect to the subject matter hereof.

     D. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

     E. Headings, etc. The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement. Unless the context of this Agreement otherwise requires, (a) words of any gender will be deemed to include each other gender, (b) words using the singular or plural number will also include the plural or singular number, respectively, (c) the terms "hereof," "herein," "hereby," and derivative or similar words will refer to this entire Agreement, and (d) the conjunction "or" will denote any one or more, or any combination or all, of the specified items or matters involved in the respective list.

     F. Non-waiver. The failure of either party hereto at any time to enforce any provision of this Agreement shall not be construed as a waiver of that provision and shall not effect the right of either party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

     G. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement, a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

     H. Notices. Any notice or communication given pursuant to this Agreement must be in writing and will be deemed to have been duly given if mailed (by registered or certified mail, postage prepaid, return receipt requested), or if transmitted by facsimile, or if delivered by courier, as follows:



              To the Fund:

                     National Alliance for Risk Management
                     c/o William D. Gardner
                     President & CEO
                     Arrowspace Group, LTD.
                     3796 Vest Mill Road
                     Winston Salem, North Carolina 27103
                     Phone Number: (910) 765-5454

              To the Reinsurer:

                     RISCORP National Insurance Company
                     1390 Main Street
                     Sarasota, Florida 34237
                     Attention: James A. Malone
                     Phone Number: (941) 951-2022

All notices and other communications required or permitted under this Agreement that are addressed as provided in this paragraph will, whether sent by mail, facsimile, or courier, be deemed given upon the first business day after actual delivery to the party to whom such notice or other communication is sent (as evidenced by the return receipt or shipping invoice signed by a representative of such party or by the facsimile confirmation). Any party from time to time may change its address for the purpose of notices to that party by giving a similar notice specifying a new address, but no such notice will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives this 14th day of June, 1996.


ATTEST:                                   NATIONAL ALLIANCE FOR RISK
                                          MANAGEMENT GROUP SELF-INSURERS'
                                          FUND


                                          By: /s/ William D. Gardner
--------------------------------             -----------------------------------
                                          Name: WILLIAM D. GARDNER
                                               ---------------------------------
                                          Title: CHAIRMAN OF TRUSTEES
                                                --------------------------------



ATTEST:                                   RISCORP NATIONAL INSURANCE COMPANY


                                          By: /s/ Edward Hammel
--------------------------------             -----------------------------------
                                          Name:  EDWARD HAMMEL
                                               ---------------------------------
                                          Title: Vice President and Treasurer
                                                --------------------------------

                             NOTICE OF TRANSFER



IMPORTANT: THIS NOTICE AFFECTS YOUR CONTRACT RIGHTS.  PLEASE READ IT CAREFULLY.

Dissolution of NARM

     The Trustees of the National Alliance for Risk Management Group Self-Insurers' Fund (NARM Fund) have determined that it would be in the best interest of the policyholders to transfer all assets and liabilities to RISCORP National Insurance Company (RISCORP National), effective June 14, 1996. After the effective date of this transfer, the warm Fund will be terminated. As a member (policyholder) of the NARM Fund, you will neither have any claim against, or equity in the NARM Fund once it is dissolved.

Transfer of Workers' Compensation Policy and Coverage

     RISCORP National Insurance Company has agreed to replace us as your insurer under your policy of workers' compensation coverage. RISCORP National Insurance Company's North Carolina office is located at 5832 Farm Pond Lane, Suite 300, Charlotte, NC 28212.

     Included with this "Notice of Transfer" are the audited balance sheets prepared under generally accepted accounting principles for the NARM Fund as of December 31, 1994 and December 31, 1995, and Management's Discussion and Analysis for the corresponding period, RISCORP National Insurance Company's Statutory Quarterly Balance Sheet as of March 31, 1996, the plan of capitalization for RISCORP National Insurance Company, and an explanation of the reason for the transfer. You may obtain additional information concerning RISCORP National Insurance Company by contacting:

                      Commissioner James E. Long
                      Department of Insurance
                      430 N. Salisbury St.
                      Raleigh, NC 27603
                      (919) 733-5633, Extension 243

     RISCORP National Insurance Company is licensed to write this coverage in North Carolina. The Commissioner of Insurance in North Carolina has reviewed the effect of the transaction, and has approved the transaction.

Your Rights

     You may choose to consent to or reject the transfer of your policy and/or the obligations under your policy to RISCORP National Insurance Company. If you want your policy transferred, notify us in writing by signing and returning the enclosed Response Letter in the pre-addressed, postage-paid envelope, or by writing to us at:


                      NARM
                      P.O. Box 25700
                      Charlotte, NC 28229 or;
                      Fax: (704) 531-2845

     Payment of your premium to RISCORP National Insurance Company will also constitute acceptance of the transaction.

     If you reject the transfer, your policy will be cancelled and you will have 30 days, until July 18, 1996, to place your coverage with another insurer without penalty. If we do not receive a written rejection, and if you do not pay premiums when due, your workers' compensation coverage will be terminated in accordance with North Carolina law governing cancellation or non-renewal for non-payment of premiums when due.

Effect of Transfer

     If you accept this transfer, RISCORP National Insurance Company will be your insurer. It will have direct responsibility to you for the payment of all claims, benefits, and for all other policy obligations.

     If you accept this transfer, you should make all premium payments and claims submissions to RISCORP National Insurance Company, and direct all questions to RISCORP National Insurance Company.

     If you have any further questions about this agreement, you may contact RISCORP National Insurance Company.



Sincerely,


----------------------------------        ----------------------------------

Bruce A. Flachs                           William D. Gardner
RISCORP National Insurance Company        Chairman of the Board of Trustees
5932 Farm Pond Lane                       NARM
Suite 300                                 P.O. Box 25700
Charlotte, NC 28212                       Charlotte, NC 28229
(800) 200-2667


     For your convenience, we have enclosed a pre-addressed postage-paid envelope and response letter. Please take time now to read the enclosed notice and complete and return the response letter to us.

                 EXPLANATION OF THE REASON FOR THE TRANSFER



     In October of 1993, the Trustees of the National Alliance for Risk Management (NARM), established a group self-insurance fund for it's members.
At that time, the fund filled an important need in the marketplace, as many of the association's members had no other cost-effective alternative to meet their need for workers' compensation insurance. Many of the insurance carriers had severely limited their writings in North Carolina leaving few options for many North Carolina businesses. The NARM group self-insurers' fund, with RISCORP as it's service company, performed admirably in 1994 and 1995 -- with healthy growth and strong underwriting performance. At the end of 1995, the NARM Fund provided insurance to over 2,200 North Carolina businesses.

     The marketplace in North Carolina has changed dramatically over the past six months. Overall improvement in the workers' compensation line performance has attracted traditional insurance companies back into the North Carolina marketplace. These companies are aggressively marketing fully-insured products to the full spectrum of North Carolina businesses. Many of the NARM members that had so few options for their workers' compensation in 1993, are finding a range of cost-effective alternatives in the form of fully-insured products available in the market. Although most of the members are extremely pleased with the level of claims, loss prevention, and customer service offered by RISCORP, the elimination of joint and several liability is a key consideration in their purchasing decision. As some businesses elect to move to fully-insured Products, there is some risk that the overall health of the NARM Fund could deteriorate exposing the remaining members to more significant risk of eventual fund assessment.

     In order to anticipate the needs of their members in a changing market, the trustees of the NARM Fund have decided to develop a method of providing a fully-insured product to the NARM members while allowing the members to keep their existing service relationships intact. The trustees have agreed to transfer the assets and liabilities of the NARM Fund to RISCORP National Insurance Company for the purpose of eliminating any potential for assessment of its members. Assessment could occur if the NARM Fund claim liabilities exceeded its available assets due to unfavorable loss experience, poor investment performance or the inability of the Fund members to pay premiums due. By transferring the assets and liabilities of the NARM Fund to RISCORP National Insurance Company you will receive a fully-insured workers' compensation policy without the future potential of assessment for the period of time your coverage was with the NARM Fund.

                           PLAN OF CAPITALIZATION



     As a result of a successful initial public offering of its common shares, RISCORP. Inc., the ultimate parent of RISCORP National Insurance Company, raised $126.5 million on February 28, 1996. RISCORP, Inc. currently with a market capitalization in excess of $800 million, will contribute the necessary capital to RISCORP National Insurance Company to be in compliance with requirements set by the Department of Insurance for the State of North Carolina as set forth below:



     - $9 million capital transfer from RISCORP, Inc. to RISCORP National Insurance Company on June 17, 1996.

     - $2.8 million capital transfers from RISCORP, Inc. to RISCORP National Insurance Company on July 1, 1996, August 1, 1996, and September 1, 1996, or the next business day thereafter.

     Currently RISCORP National Insurance Company has statutory surplus of approximately $8.4 million as of the effective date of this transfer.

     This plan of capitalization will result in RISCORP National Insurance Company having a statutory surplus of approximately $25.8 million on September 1, 1996.

                    NATIONAL ALLIANCE FOR RISK MANAGEMENT
                          GROUP SELF-INSURERS' FUND

                               Balance Sheets

                          December 31, 1995 and 1994


                              Assets                            1995                              1994
                              ------                            ----                              ----

Debt Securities - available-for-Sale                        $26,514,356                       $ 8,312,162
Debt Securities - held-to-maturity                              600,000                           450,000
                                                            -----------                       -----------
     Total investments                                       27,114,356                         8,762,182

Cash and cash equivalents                                     1,704,747                         4,289,979

Premiums receivable, less allowance for uncollectible accounts
 of $548,276 in 1995 and $197,273 in 1994                     4,299,509                         2,348,525
Accrued investment income                                       403,336                           143,751
Reinsurance balances
  Loss and loss adjustment expenses receivable                4,809,510                         4,448,257
  Prepaid reinsurance premiums                                   87,973                           162,469
Federal income taxes receivable                                       0                           142,750
Deferred policy acquisition costs                             1,040,279                           840,970
Deferred income taxes                                         1,736,336                           864,174
Other assets                                                     93,676                           106,692
                                                            -----------                       -----------
     Total assets                                           $41,069,722                       $22,109,729
                                                            ===========                       ===========
               Liabilities and Members' Equity

Loss and loss adjustment expense reserves                    29,282,180                        14,824,372
Unearned premium                                              6,874,712                         5,480,404
Accrued premium taxes                                         1,054,063                           697,980
Accrued commissions                                             358,430                           306,669
Accrued fees - management company                             1,046,382                           417,982
Federal income taxes payable                                    346,481                                 0
Accrued expenses and other liabilities                          328,400                           287,720
                                                            -----------                       -----------
     Total liabilities                                       39,290,648                        21,995,127

Commitments and contingencies

Members' equity
 Retained earnings                                            1,540,142                           165,400
 Not unrealized gain (loss) on available-for-sale debt
  securities                                                    238,932                            50,798
                                                            -----------                       -----------

     Total members' equity                                    1,779,074                           114,602
                                                            -----------                       -----------
     Total liabilities and members' equity                  $41,069,722                       $22,109,729
                                                            ===========                       ===========
Reconciliation to Statutory Members' Deficit:
                                                              Members'
                                                          equity (deficit)
                                                          ----------------
Members' equity as reported in the above GAAP
 Balance Sheet                                              $ 1,779,074
Non-admitted assets                                            (287,699)
                                                             (1,736,336)
Deferred policy acquisition costs                            (1,040,279)
Securities valuation adjustment                                (362,019)
                                                            -----------
Statutory members' deficit as reported to state regulatory
 authorities (unaudited)                                    $(1,647,259)
                                                            ===========

                 NATIONAL ALLIANCE FOR RISK MANAGEMENT GROUP
                             SELF-INSURERS' FUND
                     MANAGEMENT'S DISCUSSION AND ANALYSIS
                              December 31, 1995



National Alliance for Risk Management Group Self Insurers' Fund (NARM) provides workers' compensation and employers' liability coverage pursuant to Chapter 97 of the North Carolina General Statutes. NARM began operations on October 1, 1993. NARM's surplus may, at the discretion of the its Board of Trustees and upon approval by the North Carolina Department of Insurance, be distributed to its members. Members may also be assessed to cover NARMs deficit should such a deficit exist.


ASSETS

At December 31, 1995, total assets were $41,069,722. Investments increased from $8,762,162 at December 31, 1994 to $27,114,356 at December 31,1995, an
increase of 209%. The significant Increase reflects the continued growth in premium revenue generated by the fund during 1995. The Fund invests primarily in securities of the U.S. Government; state, local and municipal governments; and high-quality corporate bonds. The mix of the investment portfolio at December 31, 1995 and 1994 was as follows:



                                        1995              1994
                                        ----              ----
U.S. Treasury Securities/Obligations
     of the U.S. Government            19.9%             13.05%
State and municipal obligations        39.3%             86.95%
Corporate Securities                   40.8%               --


Cash and cash equivalents at December 31, 1995 and 1994 were $1,704,747 and $4,289,979, respectively.

Premiums and agent's balances in the course of collection increased from at December 31, 1994 to $4,299,509 at December 31, 1995, an
increase of 83% Allowance for uncollectible accounts at December 31, 1994 and 1995 consists of $197,273 and $543,276, respectively.

Also included in total assets at December 31, 1995 is a reinsurance receivable balance of $4,609,510. This amount represents the amounts to be reimbursed to NARM for payments in excess of the specific reinsurance retention limit.

The deferred income taxes were $1,735,336 and $364.174 at December 31, 1995 and 1994, respectively. The fluctuation in deferred income taxes represents a 101% increase and is reflective of the Fund's increase in loss and loss adjustment exepense reserves due to the growth in levels of premiums written.


LIABILITIES

The reserves for losses and loss adjustment expenses were $29,282,180 and $14,824,372 at December 31, 1995 and 1994, respectively. The increase in reserves for loss and loss adjustment expenses represents a 97.5% increase over the prior year and is reflective of the continued growth in the fund's premium base. Reserves for loss and loss adjustment expenses as undiscounted which represents a conservative approach for financial statement reporting purposes.

Accrued fees - management company were $1,046,382 and $417,982 at December 31, 1995 and 1994, respectively. The increase in accrued fees - management company is due to a 1995 bonus payable to the management company for NARM profitability.

Unearned premiums at December 31, 1995 amounted to $6,874.712. This represented an increase of $1,414,308 or 25.9% over the prior year-end balance of $5,460,404. The substantial increase in unearned premiums as well as all other accrued expense/liability accounts from December 31, 1994 to December 31, 1995 again is reflective of the fund's continued growth.

MEMBER'S EQUITY

At December 31, 1995 NARM had member's equity of $1,779,074 versus $114,602 at December 31, 1994.

Net Income

Net income for the year ended December 3l, 1995 was $1,374,742. Premiums earned for the year were $34,972,245 versus $18,688,366 in the prior year, an increase of $16,283,879 or 87%. Net investment income increased from $277,533 at December 31, 1994 to $1,090,685 at December 31, 1995, an increase of nearly 393%. This reflects the significant growth in the fund's investment portfolio during 1995. Other income consists primarily of earned expense constants.

Underwriting expenses at December 31, 1995 and 1994 consisted of losses and loss expenses incurred and other underwriting expenses of $23,598,055 and $10,919,132, respectively. For the year ended December 31, 1994, loss and loss adjustment expenses were $13,341,053 and other underwriting expenses amounted to $5,585,832. Federal income taxes incurred for the year ended December
3l, 1995 were $1,535,131.

As with the asset and liability growth, the substantial increases in both revenues and expenses reflects the continued growth of the fund's premium base.

CASH FLOW/LIQUIDITY

The cash cash equivalents were $1,704,747 and $4,289,979 at December 31, 1995 and 1994, respectively. The change in cash and cash equivalents represents a 60% decrease over the prior year and is reflective of management's policy to maximize investment return.

SUBSEQUENT EVENT

The NARM Trustees discussed and filed with the Department of Insurance a plan of dissolution of the Fund and a policy and loss portfolio transfer assumption reinsurance agreement, which has been approved by the Department of Insurance.

   STATEMENT AS OF MARCH 31, 1996 OF THE RISCORP NATIONAL INSURANCE COMPANY


                              ANALYSIS OF ASSETS


                                                                              1                  2                      3
                                                                                       Non-Ledger Including   Assets Not Admitted
                                                                                         Excess of Market     Including Excess of
                                                                        Ledger Assets    (or Amortized)       Book Over Market (or
                                                                                         Over Book Values      Amortized) Values
                                                                        ----------------------------------------------------------

1.    Bonds                                                                3,387,579
2.    Stocks:
      2.1 Preferred stocks                                                   151,253                                     6,753
      2.2 Common stocks                                                       45,425               3,700
3.    Mortgage loans on real estate
      a. First liens
      b. Other than first liens
4.    Real estate:
      4.1 Properties occupied by the company (less......$0)
      encumbrances)
      4.2 Other properties (less.......$0 encumbrances)
5.    Collateral loans
6.1   Cash on hand and on deposit:
      a. Cash in company's office
      b. Cash on deposit                                                   5,184,549
6.2   Short-term investments                                                 200,000
7.    Other invested assets
8.    Aggregate write-ins for invested assets                                      0                   0                     0

8A.   Subtotals, cash and invested assets (Lines 1 through 8)              8,968,806               3,700                 6,753
9.    Agents' balances or uncollected premiums (net as to concessions and dividends):
      9.1 Premiums and agents' balances in course of collection (after
      deducting ceded reinsurance balances payable of  $133,445)             219,980                                     6,330
      9.2 Premiums, agents' balances and installments booked but deferred and not yet due (after deducting ceded reinsurance balances payable of
      $0)  (Including $0 earned but unbilled premiums)
      9.3 Accrued retrospective premiums (after deducting ceded reinsurance
      balances payable of    $0_)
10.   Funds held by or deposited with reinsured companies
11.   Bills receivable, taken for premiums
12.   Reinsurance recoverables on loss and loss adjustment expense payments   17,823
13.   Federal income tax recoverable
14.   Electronic data processing equipment                                    23,099
15.   Interest, dividends and real estate income due and accrued                                  53,011
16.   Receivable from parent, subsidiaries and affiliates
17.   Equities and deposits in pools and associations
18.   Accounts receivable relating to uninsured accident and health plans
19.   Other assets:
      19.1 Equipment, furniture and supplies                                   5,000                                     5,000
      19.2 Bills receivable, not taken for premiums
      19.3 Loans on personal security, endorsed or not
20.   Aggregate write-ins for other than invested assets                           0                   0                     0

21.   TOTALS (Lines 8A through 20)                                         9,234,709              55,711                18,083

DETAILS OF WRITE-INS
0801.
0802.
0803.
0898. Summary of remaining write-ins for Line 8 from overflow page                 0                   0                     0
0899. TOTALS (Lines 0801 thru 0803 plus 0898)(Line 8 above)                        0                   0                     0

2001.
2002.
2003.
2098. Summary of remaining write-ins for Line 20 from overflow page                0                   0                     0
2099. TOTALS (Lines 2001 thru 2003 plus 2098)(Line 20 above)                       0                   0                     0




                                                                                              4                    5

                                                                                                           Previous Year Ending
                                                                                     Net Admitted Assets   December 31, 1995
                                                                                        (Cols. 1+2-3)
                                                                                     ------------------------------------------

1.    Bonds                                                                               3,387,579          3,408,743
2.    Stocks:
      2.1 Preferred stocks                                                                  144,500            173,875
      2.2 Common stocks                                                                      49,125             43,125
3.    Mortgage loans on real estate
      a. First liens                                                                              0
      b. Other than first liens                                                                   0
4.    Real estate:
      4.1 Properties occupied by the company (less......$0)
      encumbrances)                                                                               0
      4.2 Other properties (less....$0 encumbrances)                                              0
5.    Collateral loans                                                                            0
6.1   Cash on hand and on deposit:
      a. Cash in company's office                                                                 0
      b. Cash on deposit                                                                  5,184,549            241,355
6.2   Short-term investments                                                                200,000            238,368
7.    Other invested assets                                                                       0
8.    Aggregate write-ins for invested assets                                                     0                  0

8A.   Subtotals, cash and invested assets (Lines 1 through 8)                          (a)8,965,753          4,171,466
9.    Agents' balances or uncollected premiums (net as to concessions and dividends):
      9.1 Premiums and agents' balances in course of collection (after
      deducting ceded reinsurance balances payable of  $133,445)                            213,643            242,541
      9.2 Premiums, agents' balances and installments booked but deferred and not yet due (after deducting ceded reinsurance balances payable of
      ......................$0)     (Including...............$0
      earned but unbilled premiums)                                                               0             66,591
      9.3 Accrued retrospective premiums (after deducting ceded reinsurance
      balances payable of .........$0)  (Including...........$0)                                  0
10.   Funds held by or deposited with reinsured companies                                         0
11.   Bills receivable, taken for premiums                                                        0
12.   Reinsurance recoverables on loss and loss adjustment expense payments                  17,823             61,830
13.   Federal income tax recoverable                                                              0
14.   Electronic data processing equipment                                                   23,099             26,783
15.   Interest, dividends and real estate income due and accrued                             53,011             65,084
16.   Receivable from parent, subsidiaries and affiliates                                         0
17.   Equities and deposits in pools and associations                                             0
18.   Accounts receivable relating to uninsured accident and health plans                         0
19.   Other assets:
      19.1 Equipment, furniture and supplies                                                     xx                 xx
      19.2 Bills receivable, not taken for premiums                                              xx                 xx
      19.3 Loans on personal security, endorsed or not                                           xx                 xx
20.   Aggregate write-ins for other than invested assets                                          0                  0

21.   TOTALS (Lines 8A through 20)                                                        9,273,336          4,534,295

DETAILS OF WRITE-INS
0801.                                                                                             0
0802.                                                                                             0
0803.                                                                                             0
0898. Summary of remaining write-ins for Line 8 from overflow page                                0                  0
0899. TOTALS (Lines 0801 thru 0803 plus 0898)(Line 8 above)                                       0                  0

2001.                                                                                             0
2002.                                                                                             0
2003.                                                                                             0
2098. Summary of remaining write-ins for Line 20 from overflow page                               0                  0
2099. TOTALS (Lines 2001 thru 2003 plus 2098)(Line 20 above)                                      0                  0

(a) Includes     $0 investments in parent, subsidiaries, and affiliates.

   STATEMENT AS OF MARCH 31, 1996 OF THE RISCORP NATIONAL INSURANCE COMPANY

                     LIABILITIES, SURPLUS AND OTHER FUNDS


                                                                                    1                    2
                                                                                 Current        Previous Year Ending
                                                                                  Period         December 31, 1995


1.     Losses (current accident year $63,454)                                     525,657               723,819
1a.    Reinsurance payable on paid loss and loss adjustment expenses
2.     Loss adjustment expenses                                                   130,823               170,828
3.     Contingent commissions and other similar charges
4.     Other expenses (excluding taxes, licenses and fees)                         25,175                25,175
5.     Taxes, licenses and fees (excluding federal and foreign income taxes)       33,485                40,664
6.     Federal and foreign income taxes (excluding deferred taxes)
7.     Borrowed money
8.     Interest, including $0 on borrowed money
9.     Unearned premiums (after deducting ceded reinsurance unearned premiums     910,575             1,011,872
10.    Dividends declared and unpaid:
       a. Stockholders
       b. Policyholders
11.    Funds held by company under reinsurance treaties                                                  76,464
12.    Amounts withheld or retained by company for account of others
13.    Provision for reinsurance
14.    Excess of statutory reserves over statement reserves                        15,000                15,000
15.    Net adjustments in assets and liabilities due to foreign exchange rates
16.    Drafts outstanding                                                           1,310                 8,790
17.    Payable to parent, subsidiaries and affiliates
18.    Payable for securities
19.    Liability for amounts held under uninsured accident and health plans
20.    Aggregate write-ins for liabilities                                          1,375                   410

21.    Total liabilities (Lines 1 through 20)                                   1,544,702             2,073,024
22.    Aggregate write-ins for special surplus funds                                    0                     0
23A.   Common capital stock                                                       700,000               700,000
23B.   Preferred capital stock                                                    500,000               500,000
23C.   Aggregate write-ins for other than special surplus funds                         0                     0
24A.   Surplus notes
24B.   Gross paid in and contributed surplus                                    6,150,000             1,150,000
24C.   Unassigned funds (surplus)                                                 273,535               211,271
24D.   Less treasury stock, at cost
  (1)  0  shares common (value included in Line 23A.............$0)
  (2)  0  shares preferred (value included in Line 23B..........$0)

25.    Surplus as regards policyholders (Lines 22 ro 24C, less 24D)             7,523,635             2,561,271

26.    TOTALS                                                                   9,273,336             4,634,295

DETAILS OF WRITE-INS
2001.  Miscellaneous Liabilities                                                    1,976                   410
2002.
2003.
2098.  Summary of retaining write-ins for Line 20 from overflow page                    0                     0
2099.  TOTALS (Lines 2001 thru 2003 plus 2098) (Line 20 above)                      1,976                   410

2201.
2202.
2203.
2298.  Summary of remaining write-ins for Line 22 from overflow page                    0                     0
2299.  TOTALS (Lines 2201 thru 2203 plus 2298) (Line 22 above)                          0                     0

23001.
23002.
23003.
23098. Summary of remaining write-ins for Line 23C from overflow page                   0                     0
23099. TOTALS (Lines 23001 thru 23098) (Line 23C above)                                 0                     0

June 14, 1996



                RESPONSE LETTER



         _____ Yes, I accept the transfer of my policy, and/or the obligations under my policy, from National Alliance for Risk Management Group Self-Insurers' Fund (NARM) to RISCORP National Insurance Company.

         _____ No, I reject the proposed transfer of my policy, and/or the obligations under my policy, from National Alliance for Risk Management Group Self-Insurer's Fund (NARM) to RISCORP National Insurance Company, and will place my workers' compensation coverage with another insurance carrier by July 18, 1996.




----------------------  --------------------------------------------------------
        Date                                    Signature



Name:
     ---------------------------------------------------------------------------
Street Address:
               -----------------------------------------------------------------
City/State/Zip:
               -----------------------------------------------------------------

                              NOTICE OF TRANSFER



IMPORTANT: THIS NOTICE AFFECTS YOUR CONTRACT RIGHTS.  PLEASE READ IT CAREFULLY.



Dissolution of NARM

     Your company is a former member of the National Alliance for Risk Management Group Self-Insurance Fund (NARM Fund), but you no longer have an active policy. The Trustees of the NARM Fund have determined that it would be in the best interest of the present as well as past policyholders to transfer all assets and liabilities to RISCORP National Insurance Company effective
June 14, 1996 through an Assumption Reinsurance Agreement. After the effective date of this transfer, the NARM Fund will be terminated. As a former member (policyholder) of the NARM Fund, you will neither have any claim against, or equity in the NARM Fund.

     RISCORP National Insurance Company is licensed to write this coverage in North Carolina. The Commissioner of Insurance in North Carolina has reviewed the effect of the transaction, and has approved the transaction.

     Claims previously filed with the NARM Fund will be administered by RISCORP National Insurance Company. If you have questions or desire more information regarding claims filed with the NARM Fund or the effects of this transaction, you may contact RISCORP National Insurance Company at the address below, or you may obtain additional information concerning RISCORP National Insurance Company by contacting:

                      Commissioner James E. Long
                      Department of Insurance
                      430 N. Salisbury St.
                      Raleigh, NC 27603
                      (919) 733-5633, Extension 243



Sincerely,



----------------------------------           ----------------------------------
Bruce A. Flachs                              William D. Gardner
RISCORP National Insurance Company           chairman of the board of trustees
5832 FARM POND LANE                          NARM
Suite 300                                    P.O. Box 25700
Charlotte, NC 28212                          Charlotte, NC 28229

                    NATIONAL ALLIANCE FOR RISK MANAGEMENT
                          GROUP SELF-INSURERS' FUND



                                Balance Sheet

                                 June 15,1996


                              Assets                        June 15, 1996
                              ------                        -------------



Debt Securities - available-for-sale                        34,140,538
Debt Securities - held-to-maturity                             600,000
                                                            ----------
     Total investments                                      34,740,538

Cash and equivalents                                         2,014,722
Premiums receivable, less allowance for uncollectible
  accounts of $781,014                                       5,144,556
Accrued investment income                                      581,814
Reinsurance balances:
  Loss and loss adjustment expense reserves                  4,307,427
Deferred policy acquisition costs                            1,040,279
Deferred income taxes                                        2,481,347
Other assets                                                    51,073
                                                            ----------
     TOTAL ASSETS                                           50,361,756
                                                            ==========


                     LIABILITIES AND MEMBERS' EQUITY




Loss and loss adjustment expenses                           40,112,056
Unearned premium                                             5,208,748
Accrued premium taxes                                          714,131
Accrued commissions                                            121,562
Accrued fees - management company                              914,886
Accrued Reinsurance Payable                                    577,247
Current income taxes payable                                 1,307,939
Accrued expense and other liabilities                           43,771
                                                            ----------
                                                            49,000,340



Members' equity:
 Retained earnings                                           1,583,082
 Net unrealized gain(loss) on available-for-sale debt
  securities                                                  (221,666)
                                                            ----------
     Total members' equity                                   1,361,416
                                                            ----------
     TOTAL LIABILITIES AND MEMBERS' EQUITY                  50,361,756
                                                            ==========


NOTE: Statements reflect investments as of May 31, 1996, as no information was available for the one-half period ended June 15, 1996. All information is preliminary and for internal use by the Department of Insurance only.